Exhibit 2.6

Execution Version

FIRST AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into as of February 28, 2014, by and among RCS Capital Corporation, a Delaware corporation (“Parent”), Zoe Acquisition, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub”), and Investors Capital Holdings, Ltd., a Delaware corporation (the “Company”), and amends that certain Agreement and Plan of Merger, dated as of October 27, 2013, by and among Parent, Merger Sub and the Company (the “Merger Agreement”). Capitalized terms used in this Amendment and not defined herein shall have the meanings given to such terms in the Merger Agreement.

WHEREAS, in accordance with the provisions of Section 8.4 of the Merger Agreement, the parties hereto (by action taken or authorized by their respective boards of directors) wish to amend the Merger Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

1.	Amendments.

a.	Recitals to Merger Agreement.

The first recital of the Merger Agreement is deleted in its entirety and replaced by the following:

“WHEREAS, the Company and Parent have each determined that it is advisable, fair to and in the best interests of its respective stockholders that (a) the Company be merged with and into Merger Sub, with Merger Sub surviving as a wholly-owned subsidiary of Parent (the “Merger”) and (b) in connection with the Merger, each outstanding share of common stock, $0.01 par value per share of the Company (the “Company Common Stock ”), be converted into the right to receive the Merger Consideration, in each case, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the DLLCA;”

The fourth recital of the Merger Agreement is deleted in its entirety and replaced by the following:

"WHEREAS, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, concurrently with the execution of this Agreement, each of Timothy B Murphy, John G. Cataldo, Kathleen Donnelly, Melissa Tarentino and James L. Wallace has entered into an employment agreement with the Surviving Entity, each to be effective at the Closing;”

The “and” following the fifth recital of the Merger Agreement is deleted and the following new recital shall be inserted following the fifth recital of the Merger Agreement:

“WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” under, and within the meaning of, Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for the Merger for purposes of Sections 354 and 361 of the Code; and”

b.	Section 1.1(a) of the Merger Agreement. The following new definitions are inserted in Section 1.1(a) of the Merger Agreement in alphabetical order, as applicable:

““Non-Stock Consideration Value” means the value of the aggregate consideration, other than Parent Common Stock, received by the holders of Company Common Stock in connection with the Merger as determined for U.S. federal income tax purposes.”

““Stock Consideration Value” shall be equal to the product of (i) the aggregate number of shares of Parent Common Stock to be issued to the holders of Company Common Stock in connection with the Merger and (ii) the Parent Average Closing Price.”

c.	Section 1.1(b) of the Merger Agreement. The following terms and corresponding cross-references are added to Section 1.1(b) of the Merger Agreement in alphabetical order, as applicable:

“Company Tax Representation Letter…………………….. Section 6.16(c)”

“Parent Tax Representation Letter………………………... Section 6.16(b)”

d.	Section 2.1 of the Merger Agreement. Section 2.1 of the Merger Agreement is deleted in its entirety and replaced by the following:

“Section 2.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the DLLCA, at the Effective Time, the Company shall merge with and into Merger Sub, whereupon the separate existence of the Company shall cease, and Merger Sub shall continue under the name “Investors Capital Holdings, LLC” as the surviving entity in the Merger and a wholly-owned subsidiary of Parent (the “Surviving Entity”) and shall be governed by the laws of the State of Delaware. The Merger shall have the effects specified in the DGCL, the DLLCA and this Agreement. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, the Surviving Entity shall possess all of the properties, rights, titles, interests, privileges, powers and franchises of the Company and Merger Sub, and shall be liable and responsible for all of the claims, Liens, liabilities and obligations of the Company and Merger Sub.”

e.	Section 2.4 of the Merger Agreement. Section 2.4 of the Merger Agreement is deleted in its entirety and replaced by the following:

“Section 2.4. Organizational Documents of the Surviving Entity. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, without any further action on the part of the Company or Merger Sub, the certificate of formation and the limited liability company agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of formation and the limited liability company agreement of the Surviving Entity, until thereafter amended in accordance with applicable Law and the applicable provisions of such certificate of formation and limited liability company agreement.”

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f.	Section 2.7 of the Merger Agreement. The following is inserted as new Section 2.7 of the Merger Agreement:

“Section 2.7. Tax Consequences.  It is intended that, for U.S. federal income tax purposes, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement be, and is hereby adopted as, a “plan of reorganization” for the Merger for purposes of Sections 354 and 361 of the Code.”

g.	Section 3.1(c) of the Merger Agreement. Section 3.1(c) of the Merger Agreement is deleted in its entirety and replaced by the following:

“(c) All membership interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain as the only membership interests of the Surviving Entity.”

h.	Section 3.2(a) of the Merger Agreement. The second sentence of Section 3.2(a) of the Merger Agreement is deleted in its entirety and replaced by the following:

“The “Cash Conversion Number” shall be an amount equal to the quotient (rounded down to the nearest whole share) of (i)(A) $31,523,245 minus (B) the aggregate cash paid in lieu of fractional shares pursuant to Section 3.14 divided by (ii) the Per Share Cash Amount; provided, however, that the Cash Conversion Number shall be subject to adjustment in accordance with Section 3.15.”

i.	Section 3.14 of the Merger Agreement. Clause (b) of the second sentence of Section 3.14 of the Merger Agreement is deleted in its entirety and replaced by the following:

“(b) the Parent Average Closing Price.”

j.	Section 3.15 of the Merger Agreement. The following is inserted as new Section 3.15 of the Merger Agreement:

“Section 3.15. Adjustment to Cash Conversion Number. Notwithstanding any other provision of this Agreement, if the Non-Stock Consideration Value exceeds sixty percent (60%) of the sum of (a) the Non-Stock Consideration Value plus (b) the Stock Consideration Value, then the Cash Conversion Number shall be decreased to the extent required such that the Non-Stock Consideration Value does not exceed sixty percent (60%) of the sum of (i) the Non-Stock Consideration Value plus (ii) the Stock Consideration Value.”

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k.	Sections 4.13(n) and 4.13(o) of the Merger Agreement. The following are inserted as new Sections 4.13(n) and 4.13(o), respectively, of the Merger Agreement:

“(n) The Company is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(o) No Company Entity has taken or agreed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.”

l.	Sections 5.11(n) and 5.11(o) of the Merger Agreement. The following are inserted as new Sections 5.11(n) and 5.11(o), respectively, of the Merger Agreement:

“(n) Parent is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(o) No Parent Entity has taken or agreed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.”

m.	Section to Section 6.12(c) of the Merger Agreement. Section 6.12(c) of the Merger Agreement is deleted in its entirety and replaced by the following:

“(c) As of the Closing, Parent shall, or shall cause its Subsidiaries to, provide the Continuing Employees, other than those Company employees that enter into employment agreements with the Surviving Entity as of the date of this Agreement, with base salary or hourly wage rates, as applicable, and bonus opportunities that are substantially comparable in the aggregate to the base salary or hourly wage rates, as applicable, and bonus opportunities provided to the Continuing Employees by the Company or other Company Entity as of immediately prior to Closing.”

n.	Section 6.16 of the Merger Agreement. The following is inserted as new Section 6.16 of the Merger Agreement:

“Section 6.16. Certain Tax Matters.

(a) Each of Parent and the Company shall cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including by executing and delivering the officers’ certificates referred to herein and reporting consistently for all federal, state, and local income Tax or other purposes. None of Parent or the Company shall take any action, or fail to take any action, that would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

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(b) Parent shall (i) use its reasonable best efforts to obtain the opinion of counsel referred to in Section 7.2(j) and (ii) deliver to Proskauer Rose LLP and Bracewell & Giuliani LLP an officer’s certificate, dated as of the effective date of the Form S-4 and the Closing Date, respectively, and signed by an officer of Parent, containing representations of Parent as shall be reasonably necessary or appropriate to enable Proskauer Rose LLP and Bracewell & Giuliani LLP to render the opinions described in Section 7.2(j) and Section 7.3(e), respectively, on the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act, and on the Closing Date (a “Parent Tax Representation Letter”). Parent shall not take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action that would cause to be untrue) any of the certifications and representations included in the Parent Tax Representation Letter.

(c) The Company shall (i) use its reasonable best efforts to obtain the opinion of counsel referred to in Section 7.3(e) and (ii) deliver to Bracewell & Giuliani LLP and Proskauer Rose LLP an officer’s certificate, dated as of the effective date of the Form S-4 and the Closing Date, respectively, and signed by an officer of the Company, containing representations of the Company as shall be reasonably necessary or appropriate to enable Bracewell & Giuliani LLP and Proskauer Rose LLP to render the opinions described in Section 7.3(e) and Section 7.2(j), respectively, on the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act, and on the Closing Date, (a “Company Tax Representation Letter”). The Company shall not take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action that would cause to be untrue) any of the certifications and representations included in the Company Tax Representation Letter.

(d) The Company, Parent and Merger Sub shall comply with the recordkeeping and information reporting requirements set forth in Treasury Regulation 1.368-3.

(e) Following the Merger, neither Parent nor Merger Sub (or any successor thereof) will take any action or fail to take any action that would prevent the Merger from satisfying the “continuity of business enterprise” requirement for a “reorganization” as provided in Treasury Regulation Section 1.368-1(d).”

o.	Section 7.2(j) of the Merger Agreement. The following is inserted as new Section 7.2(j) of the Merger Agreement:

“(j) Section 368 Opinion. Parent shall have received the written opinion of its special counsel, Proskauer Rose LLP, dated as of the Closing Date and in form and substance reasonably satisfactory to Parent and the Company, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Proskauer Rose LLP may rely upon the Company Tax Representation Letter and Parent Tax Representation Letter.”

p.	Section 7.3(e) of the Merger Agreement. The following is inserted as new Section 7.3(e) of the Merger Agreement:

“(e) Section 368 Opinion. The Company shall have received a written opinion of its special counsel, Bracewell & Giuliani LLP, dated as of the Closing Date and in form and substance reasonably satisfactory to the Company and Parent, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Bracewell & Giuliani LLP may rely upon the Company Tax Representation Letter and Parent Tax Representation Letter. The condition set forth in this Section 7.3(e) shall not be waivable after receipt of the Stockholder Approval, unless further stockholder approval is obtained with appropriate disclosure.”

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q.	Section 8.1(b) of the Merger Agreement. Section 8.1(b)(i) of the Merger Agreement is deleted in its entirety and replaced by the following:

“(i) the Effective Time shall not have occurred on or before July 31, 2014 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party if the failure of such party to perform any of its obligations under this Agreement has been a principal cause of, or resulted in, the failure of the Merger to be consummated on or before such date; or”

r.	Section 8.7 of the Merger Agreement. The second sentence of Section 8.7 of the Merger Agreement is deleted in its entirety and replaced by the following:

“From and after the Effective Time, the Surviving Entity shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to holders of the Company Common Stock, all Transfer Taxes; provided, however, that any Transfer Taxes required to be paid by any holder of the Company Common Stock shall be paid by such holder of the Company Common Stock and shall not be the obligation or liability of the Surviving Entity.”

2.    Effectiveness. All of the provisions of this Amendment shall be effective as of the date hereof. Except as specifically provided for in this Amendment, all of the terms of the Merger Agreement shall remain unchanged and are hereby confirmed and remain in full force and effect, and, to the extent applicable, such terms shall apply to this Amendment as if it formed part of the Merger Agreement. Should there be any discrepancy between the terms of the Merger Agreement and this Amendment, the terms of this Amendment shall control.

3.    Representations and Warranties of the Parties. By execution of this Amendment, each of the parties hereto represents and warrants to the other parties hereto that such party has complied with the requirements of Section 8.4 of the Merger Agreement and has otherwise duly authorized and approved this Amendment.

4.    Effect of Amendment. Whenever the Merger Agreement is referred to in the Merger Agreement or in any other agreements, documents or instruments, such reference shall be deemed to be to the Merger Agreement as amended by this Amendment.

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5.    Construction. The provisions of Sections 9.9, 9.10, 9.11 and 9.12 of the Merger Agreement are incorporated herein, mutatis mutandis.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

Investors Capital Holdings, Ltd.

By:          /s/ Timothy B. Murphy

Name: Timothy B. Murphy

Title: President & Chief Executive Officer

RCS CAPITAL CORPORATION

By:          /s/ Edward M. Weil, Jr.

Name: Edward M. Weil, Jr.

Title: President

ZOE ACQUISITION, LLC

By: RCS Capital Corporation, its sole member

By:          /s/ Edward M. Weil, Jr.

Name: Edward M. Weil, Jr.

Title: President

[Signature Page to First Amendment to Merger Agreement]